TIMOTHY ONG, LIM & PARTNERS

ADVOCATES&SOLICITORS	ACRA UEN: 53130979K
COMMISSIONER FOR OATHS	239-B Victoria Street
MOTARY PUBLIC	Bugis Village
Timothy Ong Kian Wei	Singapore 188029
Lim Cheong Peng	Tel : 6334 1838
Ng Thin Wah p.b.m.	Fax : 6334 3800
Email : tolplaw@singnet.com.sg

Consultant

Shium Hiong Choo

Your Ref:

Our Ref:                 LCP 007 01 13 b

Wednesday, January 09, 2013

E-World USA Holding, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has rendered a legal opinion attached hereto (the “Opinion”) in connection with issues relating to compliance with the laws of Singapore by E-World USA Holding, Inc. (the “Company”) as set forth in a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the U. S. Securities and Exchange Commission filed on November 9, 2012.

We have reviewed SEC comments in relation to the compliance with the laws of Singapore by E-World USA Holding, Inc. in a email to the Company from the SEC dated December 7, 2012 addressed to Mr. Denies Wang in particular whether the business activities of E-World USA Holding, Inc. are in compliance with the provision under Singapore’s Multi-Level Marketing and Pyramid Selling (Excluded Schemes & Arrangement) Order 2000. Based on the reasons set forth in the opinion, we are of the view that the business activies of E-World USA Holding, Inc. as described in the Opinion and the Registration Statement are in full compliance with the laws of Singapore.

We hereby consent to the discussion of the Opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the “Interests of Named Experts” section of the Registration Statement.

Yours Faithfully

TIMOTHY ONG, LIM&PARTNERS

LIM CHEONG PENG